EXHIBIT 99.1

For Immediate Release	Contact: Elaine Grimsell Beckwith Neurogen Corp. 203-315-4615 elaine_beckwith@nrgn.com

NEUROGEN CORPORATION ANNOUNCES

FIRST QUARTER 2004 FINANCIAL RESULTS AND UPDATES PIPELINE STATUS

Branford, CT, May 5, 2004 — Neurogen Corporation (Nasdaq: NRGN), a drug discovery and development company, today announced financial results for the first quarter ended March 31, 2004 and provided an update on its portfolio of clinical and preclinical programs.

William H. Koster, Ph.D, President and CEO said, "I'm very satisfied with our start in 2004. During the first quarter, we received a $1 million milestone payment from Aventis in our CRF-1 depression program, closed our deal with Merck on our VR1 pain management program with $30 million upfront for license fees and newly issued stock, and we announced the signing of a definitive purchase agreement for a $100 million private placement led by Warburg Pincus and Baker Brothers Investments, which closed in April.

"We believe we're now well positioned to more fully exploit the capabilities of our drug discovery platform by expanding and enhancing Neurogen's capacity to pursue new drugs from start to finish. The additional capital will afford us greater flexibility to selectively retain rights to drug programs which we'd like to advance into later stage development, and possibly through registration, ourselves. We will still partner selected programs in early development and intend to achieve a balance of partnered and wholly-owned programs that we believe will provide the greatest value and best risk-benefit profile for our shareholders."

■ First Quarter 2004 Financial Results
Neurogen recognized a net loss for the first quarter of 2004 of $7.1 million, or $0.36 per share. This compares to a net loss of $7.9 million, or $0.45 per share, during the first quarter of 2003.

Operating revenue for the first quarter of 2004 increased 125 percent to $3.2 million from $1.4 million for the first quarter of 2003. The increase is due to license fees and research funding resulting from Neurogen's collaboration with Merck (NYSE: MRK) on our VR1 pain management program. This revenue was in addition to payments received for performing research under the Company's worldwide collaboration with Aventis Pharma (NYSE: AVE) to develop new drugs to treat depression, anxiety and other stress related disorders.

Research and development expenses, excluding non-cash stock compensation charges, for the first quarter of 2004 increased 12 percent to $8.8 million from $7.8 million in the first quarter of 2003. The increase for the quarter was due primarily to drug discovery initiatives, preclinical testing of certain drug candidates, and the ongoing Phase IIa clinical trials in Neurogen's inflammation program.

General and administrative expenses, excluding non-cash stock compensation charges, for the first quarter of 2004 increased 13 percent to $1.7 million, compared to $1.5 million for the same period in 2003, due primarily to increased compensation costs and legal expenses.

Neurogen's total cash and marketable securities as of March 31, 2004 totaled $67.0 million and as of December 31, 2003 totaled $46.0 million. In April 2004, Neurogen received $100 million upon the closing of a private placement of stock led by Warburg Pincus and Baker Brothers Investments.

■ Pipeline Update: Partnered Programs

Pain Management Program: VR1 receptor antagonist
Preclinical development, partnered with Merck
VR1 receptors are an important peripheral component of the pain signaling pathway and are also found on the bladder. Neurogen believes that this direct approach to pain management offers the potential to relieve pain while improving upon the side effect profile of existing pain drugs. Neurogen and Merck are advancing a broad estate of chemical matter from their vanilloid receptor-1, or VR1, program and are currently evaluating candidates at both the formal preclinical development stage and multiple stages of discovery research. The goal of the alliance is to rapidly provide patients with better medicines for pain and for disease states in which VR1 has been implicated, including urinary incontinence.

Insomnia Program: unique GABA modulation profile
NGD 96-3: Phase I study partnered with Pfizer Inc
Pfizer (NYSE: PFE) is currently evaluating data from Phase I human clinical studies conducted to date assessing the safety, tolerability, pharmacokinetics and commercial profile of NGD 96-3, a lead candidate from Neurogen's collaboration with Pfizer to develop drugs for the treatment of insomnia. NGD 96-3 is a selective modulator of certain subtypes of the gamma-aminobutyric acid (GABA) receptors in the brain. Neurogen believes this approach may offer an improved side effect profile in regard to next day hangover and sedative effects, memory and motor skill impairment, and alcohol interaction. Insomnia affects approximately one-third to one-half of American adults.

Depression/Anxiety Program: CRF-1 receptor antagonist
Preclinical development, partnered with Aventis
Progress in the Company's research and development collaboration with Aventis resulted in the achievement of a preclinical milestone which triggered the payment of $1 million to Neurogen in the first quarter of 2004. The companies are working together in an exclusive worldwide collaboration to develop new drugs which block the corticotrophin-releasing factor-1 receptor, which is active in mounting human response to stress and is elevated in patients with major depression. The companies believe that an orally available drug candidate that blocks the CRF-1 receptor may be efficacious in relieving depression, anxiety and/or stress related disorders without the significant side effects such as sexual dysfunction, common in current therapies. Neurogen and Aventis are working together to advance a preclinical compound through the rigorous testing necessary prior to an investigational new drug (IND) filing.

■ Pipeline Update: Wholly-owned Programs

Inflammation Program: C5a receptor antagonist
Phase II Clinical Trial in Rheumatoid Arthritis
Neurogen's inflammation program targets the C5a receptor of the complement cascade, a key pathway of the immune system that normally helps to guard the human body against infection. In many people, however, the immune system over-promotes the activation of inflammatory cells which would usually guard against invading microorganisms, often leading to the destruction of healthy tissue. Neurogen's lead drug candidate, NGD 2000-1, is an orally administered drug that blocks the activity of the C5a receptor, a property which may be beneficial for patients with inflammation conditions such as rheumatoid arthritis.

In Phase I studies NGD 2000-1 was safe and well-tolerated. The inhibition of cytochrome P450 3A4 (a metabolic enzyme found primarily in the intestine and the liver) by NGD 2000-1 after oral administration was also identified. This characteristic could restrict the concurrent use of NGD 2000-1 with other drugs that are primarily metabolized by this enzyme. Further studies, including results from an ongoing exploratory Phase IIa efficacy study, will help determine the extent to which this characteristic could limit the further development and commercialization of NGD 2000-1. Neurogen expects that data from the ongoing exploratory Phase IIa study will provide useful information in assessing the utility of the C5a approach in treating rheumatoid arthritis. The study will also be useful in evaluating the commercial viability and potential for further development of NGD 2000-1. Neurogen has enrolled the last patient in its ongoing exploratory Phase IIa study in rheumatoid arthritis patients and expects to announce the results of this study late in the second quarter. Neurogen owns all commercial rights to this program.

Obesity/Diabetes Program: MCH-1 receptor antagonist
Preclinical research and development
Neurogen is optimizing lead compounds blocking the melanin concentrating hormone receptor-1, which is an important mediator of food intake. These receptors are expressed in the hypothalamus, the feeding center of the brain. While obesity is caused by a complex process involving many hormones, neurotransmitters, nerve cells, and genes, the MCH hormone is now believed to play a key role in controlling eating behavior. In studies, removing the MCH peptide or receptor gene has resulted in lean animals, while administering MCH caused increased weight gain. With its small molecule drug leads, Neurogen has demonstrated that blocking the MCH-1 receptor can reduce weight gain in animals. The Company owns all commercial rights to this program.

Webcast
Dr. Koster, Stephen Davis, Executive Vice President and Chief Business Officer, and Dr. James Cassella, Senior Vice President Clinical Research and Development, will host a conference call and webcast to discuss today's announcements at 10:00 a.m. Eastern Time (ET) on May 5, 2004. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 31, 2004. A replay of the call will be available after 1:00 pm ET on May 5, 2004 and accessible through the close of business, May 19, 2004. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 87866407.

About Neurogen Corporation
Neurogen Corporation targets new small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, currently: inflammation, pain, insomnia, depression, and obesity. Neurogen continues to generate a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. The Company conducts its drug research and clinical development independently or, on selected programs, collaborates with world-class pharmaceutical companies to access complementary expertise.

The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent Form 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, test ing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.

(Financial Tables to Follow)

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Operating revenues:
License fees	$ 1,250	$ 500
Research revenues	1,902	898

Total operating revenues	3,152	1,398

Operating expenses:
Research and development
Stock compensation	74	83
Other R&D	8,755	7,832

Total R&D	8,829	7,915

General and administrative
Stock compensation	155	153
Other G&A	1,700	1,509

Total G&A	1,855	1,662

Total operating expenses	10,684	9,577

Operating loss	(7,532)	(8,179)

Other income, net	468	283

Net loss	$ (7,064)	$ (7,896)

Loss per share:
Basic and diluted	$ (0.36)	$ (0.45)

Shares used in calculation of loss per share:
Basic and diluted	19,409	17,666

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	March 31, 2004	December 31, 2003
Assets

Cash and cash equivalents	$12,281	$9,391
Marketable securities	54,656	36,518

Total cash and marketable securities	66,937	45,909
Receivables from corporate partners	1,160	16,962
Other current assets, net	1,696	1,976

Total current assets	69,793	64,847

Net property, plant & equipment	29,882	30,145
Other long-term assets	353	377

Total assets	$100,028	$95,369

Liabilities and Stockholders' Equity

Total current liabilities	$10,620	$12,792
Total long term liabilities	27,536	29,138

Total liabilities	38,156	41,930
Total stockholders' equity	61,872	53,439

Total liabilities and stockholders' equity	$100,028	$95,369